ETFis SERIES TRUST I 485BPOS

Exhibit 99.(p)(4)

Code of Ethics

(Revision Date: 1/12/231)

I.	INTRODUCTION

Pursuant to SEC Rule 204A-1, W. H. Reaves, dba Reaves Asset Management (“Reaves” or “Firm”) has adopted this Code of Ethics (“Code”). All Supervised Individuals (employees and other access persons) of our Firm must, at all times:

1.	Place the interests of our clients first. All Supervised Individuals must scrupulously avoid serving their own personal interests ahead of the interests of our clients. Supervised Individuals may not induce or cause a client to take action, or not to take action, for personal benefit rather than for the benefit of the client, which reflects our Firm’s and each Supervised Individual’s fiduciary responsibility to our clients.

2.	Avoid taking inappropriate advantage of their position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with Reaves or their clients could call into question the exercise of a Supervised Individual’s independent judgment is prohibited. Additionally, Supervised Individuals may not use their knowledge of portfolio transactions to profit from the market effect of such transactions.

3.	Conduct all "Personal" or "Related" brokerage account securities transactions in full compliance with this Code and our Personal Trading Policy. This includes, but is not limited to:

a)	Disclosing all investment accounts and holdings at the time of employment

b)	Obtaining preapproval on trades when necessary

c)	Providing the Compliance Department with information regarding all Personal and Related Brokerage Accounts, and securities transactions in such accounts, on a quarterly basis, which are subject to post-trade review.

4.	All Supervised Individuals must disclose any outside business/employment activities, such as positions held on any board of directors, or when the Supervised Individual acts as a trustee, prior to engaging in such positions; any such position must be preapproved by Reaves’ Compliance Department.

5.	All Supervised Individuals must adhere to all applicable laws and regulations.

6.	All Supervised Individuals must report any violations of this Code, or applicable law or regulation, to the Reaves Compliance Department.

All Supervised Individuals will be required to sign an acknowledgement of receipt of this Code of Ethics at the time they are hired, and at least annually.

II.	CFA Institute’s Code of Ethics EXCERPT

All research personnel are subject to the additional standards as stated in the following CFA Institute’s Code of Ethics Excerpt:

●	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

●	Place the integrity of the investment profession and the interests of clients above their own personal interests.

●	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

●	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.

●	Promote the integrity of, and uphold the rules governing, capital markets.

●	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

III.	PERSONAL TRADING POLICY – Updated: 01/12/2023

1.	Introduction

Our Firm's reputation can only be maintained if every Supervised Individual observes the highest standards of ethical conduct. Complying with the Firm's rules on personal trading activities is an essential part of good business conduct. It is important to avoid any dealings that could give rise to criticism that could be harmful to the Firm's reputation. The following Personal Trading Policy (“Policy”) has been designed for that purpose. This Policy may be added to or revised at any time; in which case you will receive notice of any such change.

Full compliance with the Firm's policies and procedures and all applicable SEC rules and regulations, federal and state laws, and self-regulatory organization requirements, is of fundamental importance and is addressed throughout this Code and our Compliance Manual. In addition to the Personal Trading Policy discussed in this section, particular attention is directed to the section titled Trading on Material Non-Public Information.

2.	Personal and Related Brokerage Accounts

The Personal Trading Policy applies to all securities and commodities transactions by or for a Supervised Individual's "Personal Brokerage Account" or "Related Brokerage Account". These terms are defined as follows:

"Personal Brokerage Accounts" include without limitation, securities or commodities accounts carried by a broker-dealer or other financial institution including, but not limited to, a domestic or foreign broker-dealer, an investment adviser, or a bank; limited or general partnership interests in investment partnerships; direct and indirect participation in joint accounts; and legal interest in trust accounts.

"Related Brokerage Accounts" are any account, other than a personal account, in which a Supervised Individual has an interest or has the power, directly or indirectly, to make investment decisions. They include, but are not limited to, "family member" accounts, which include accounts of a Supervised Individual's spouse, children of Supervised Individuals and the children's spouses, provided that they reside in the same household with, or are financially dependent upon the Supervised Individual, any other related individual over whose account the Supervised Individual has control, and any other individual over whose account the Supervised Individual has control and to whose financial support the Supervised Individual materially contributes. (i.e., another dependent relative of the Supervised Individual or spouse).

3.	General Constraints on Trading

A.	Trading on Material Non-Public Inside Information

The Firm’s Supervised Individuals are prohibited, under all circumstances, from using material non-public inside information, or MNPI, to trade for their Personal or Related Brokerage Accounts, a Firm proprietary account, or the account of a client or any other person, whatsoever. For more information, please review our Insider Trading Policy located in Reaves’ Compliance Manual.

B.	Firm Trading Restrictions

The Firm reserves the right, without prior notice, to prohibit or restrict trading in any particular security or securities of a company and related financial instruments without being required to give any reason for so doing.

4.	Personal & Related Brokerage Accounts

A.	New Employees or Access Persons:

All Personal and Related Brokerage Accounts must be reported to the Compliance Department within ten (10) days after the Supervised Individual’s hire date.

B.	New Personal & Related Brokerage Accounts:

Firm policy requires all Supervised Individuals to obtain written approval from the Compliance Department prior to opening any account in which securities transactions may be executed, and prior to placing an initial order with another broker-dealer or other financial institution (executing broker). Additionally, Supervised Individuals must notify the executing broker of the employment relationship that exists with Reaves.

i)	All Personal and Related Brokerage Accounts must be maintained with a brokerage firm approved by Reaves which, in certain circumstances, may include Pershing Advisory Solutions (“PAS”).

ii)	Upon preapproval from the Compliance Department, a Supervised Individual must permit the connection of an electronic feed from their Personal and/or Related Brokerage Accounts to our Personal Trading System, and/or arrange for copies of confirmations and/or statements to be sent directly to Reaves’ Compliance Department by that financial institution. Pursuant to SEC Rule 204A-1, it is the Supervised Individual’s responsibility to ensure Reaves’ Compliance Department receives all information concerning securities transactions.

iii)	These requirements apply to both Personal Accounts and Related Brokerage Accounts.

C.	Reporting Requirements:

i)	Annual Reporting:

a.	Accounts Reporting

Supervised Individuals must submit and/or verify information regarding their Personal and Related Brokerage Accounts to the Compliance Department on an annual basis.

b.	Holdings Reporting

Supervised Individuals must also submit and/or verify information regarding the holdings in their Personal and Related Brokerage Accounts to the Compliance Department on an annual basis.

ii)	Quarterly Reporting

a.	Transactions Reporting

Supervised Individuals must submit and/or verify their securities transactions details to the Compliance Department on a quarterly basis, within thirty (30) days after quarter-end.

All Supervised Individuals are required to use Reaves’ Personal Trading System to comply with the requirements above. Furthermore, Reaves may also use its Personal Trading System for compliance functions, other than brokerage statement aggregation and associated reporting, in the future.

5.	Time and Price Preference: Priority of a Trade

It is Firm policy that client accounts receive preferential treatment over Supervised Individual's Personal and Related Brokerage Accounts with respect to both time and price. Generally, this policy is applicable in situations where trades in the same security in both client account(s) and Personal or Related Brokerage Accounts are executed at or around the same time. Any questions concerning the propriety of a trade should be referred to the Compliance Department. This does NOT prohibit approved Supervised Individual trades being executed at the same price as client trades (see 6-E to follow).

6.	Trade Execution

A.	All trades requests in Personal and Related Brokerage Accounts must be preapproved by the Compliance Department. Preapprovals for such trades are only good for the same trading day on which the Supervised Individual received the approval.

The Compliance Department is authorized to preapprove such trades. When necessary, the Chief Operating Officer may also approve trades when the Compliance Department is unavailable.

An approval log is also maintained showing all such preapprovals.

B.	All trades to be executed for Supervised Individuals’ Personal and Related Brokerage Accounts (this does NOT include Reaves’ Profit Sharing Trust) must be preapproved except for trades in the following instruments (all trades, including these, will be subject to post-trade review):

i)	US Government Issued Bonds, Notes & Bills

ii)	Municipal Bonds

iii)	Money Market Instruments

iv)	Certificates of Deposit

v)	Open-end Mutual Funds

vi)	Trades in a 529 Plan

Additionally, Reaves’ Supervised Individuals may not sell securities in their Personal and/or Related Brokerage Accounts unless the shares have been held for at least sixty (60) calendar days.

C.	For personal trades involving securities held in or being considered for any of our client accounts, factors considered for approval include, but are not limited to:

i)	Advisory accounts: Recent activity, current positions, anticipated desired positions (short term and long-term) and any known future investment plans.

ii)	Any recent internal research generated by portfolio managers and analysts.

iii)	Market conditions for the specific stock, in general.

iv)	The Capitalization of the specific stock issue.

C.1. Other factors to be considered prior to any personal trade approval include but are not limited to:

a.	Role of the individual in the investment process (i.e., Portfolio Manager, Analyst, or Support staff)

b.	Nature of the investment (securities that are or may be considered for a Reaves client versus securities that would not be considered for a Reaves client)

c.	Any negative impact trading may have on each Supervised Individual’s fiduciary responsibility (see Section 1 above)

d.	Volume of trades by the Supervised Individual (reviews will be conducted as to the number of securities invested in and the volume of said transactions taking into account “a,” “b,” & “c” above)

e.	Supervised Individuals will be required to hold a position (long or short) for a minimum of sixty (60) calendar days, except as provided by “f” below. This minimum holding period will only be waived in the case of financial hardship and/or extreme market conditions for the particular security, or as determined by Reaves’ Compliance Department.

f.	Supervised Individuals may request a Stop-Loss order to be approved with such execution occurring less than sixty (60) days following the establishment of the position under the following circumstances:

i)	The request is received within 5 business days of the position being established

ii)	The stop-loss order is entered at a price at least 10% lower than the original purchase price (or a price 10% higher to buy-cover an established sold-short position)

D.	“Sell-Short” transactions should be done in accounts other than with PAS, with the prior approval of the Compliance Department.

E.	For trades in Reaves’ Profit Sharing Trust or personal trades, where PAS is used as executing broker, upon the close of the market, trading room personnel will compare Personal or Related Brokerage Account executions to client account executions. If the Profit Sharing Trust or any Personal and/or Related Brokerage Account did not receive a better price relative to the client account(s), an average price of the actual trade executed will be processed. However, if the Profit Sharing Trust or any Personal and/or Related Brokerage Account did receive a better execution, that trade will be combined with the total executed for client accounts. The average price will be recalculated, and the Profit Sharing Trust or any Personal and/or Related Brokerage Account will be allocated the number of shares executed for it at the revised average price.

7.	The Compliance Department may permit an exception to any part(s) of this Code under particular circumstances.

IV.	POLITICAL CONTRIBUTIONS POLICY

1.	Introduction

Pursuant to legislative (“Dodd-Frank”) and regulatory initiatives (known as “Pay to Play”), investment advisory firms are prohibited from entering into advisory relationships if any political contributions are made by, or caused to be made by, the Firm or any covered Supervised Individual, in amounts greater than newly established thresholds to:

A.	Any incumbent or candidate for an office that directly or indirectly can influence the selection of an Investment Adviser including the ability to appoint an individual who would have such influence

B.	This does not cover a federal incumbents or candidates unless they were a local or state official during the covered period

A political contribution that would prohibit the Firm from engaging in business with any government entity or investment pool (which would include a mutual fund) into which a government entity invests or offers as an option in a government plan (including all Public Pension Funds), cannot have taken place within two (2) years of the start, during, or for two (2) years after, any such business relationship (prohibited contributions made before, during or after the end of the business relationship would result in the forfeiture of any fees received during the advisory relationship).

As such, Reaves has established restrictions, using the guidelines as established by the SEC, on political contributions by the Firm or its Supervised Individuals as follows:

2.	Contribution Amount Limitations

A.	$350 per election, per candidate, for whom the covered person (the contributor) is entitled to vote.

B.	$150 per election, per candidate, for whom the covered person is NOT entitled to vote.

Note: Per election includes the entire election cycle including the period up to and including any primaries AND general elections, which can last more than 1 year.

3.	Covered (types of) Contributions

A.	Direct political contributions (of cash or other assets) to a candidate.

B.	Contributions to Inaugural expenses including the purchase of inaugural party/ball tickets

C.	‘Indirect’ contributions such as to Party Committees and associated Political Action Groups (PACs)

4.	Covered Persons

As a matter of Firm policy, all Supervised Individuals will be subject to these provisions and restrictions. The reasons that all Supervised Individuals are to be covered include, but are not limited to, the following factors:

a)	The roles of each Supervised Individual can and have changed from time to time. While a Supervised Individual may not currently have a role that would be applicable to these rules and regulations, any Supervised Individual’s role may change. Given the 2-year lookback provision on all applicable contributions, a Supervised Individual’s current actions could impact future business activities. (Note: The 2-year lookback also includes an individual’s political contribution activity prior to joining our Firm).

b)	Provisions of this regulation prevent the Firm, or any covered individual, from not just making a contribution, but also, causing it to be made. Applying these provisions to all Supervised Individuals avoids the appearance, to any client or perspective client, of any circumvention of these regulations.

c)	Uniform application of all Code of Ethics issues promotes the Firm’s long-standing goal of putting our clients first and acting to the highest standards of our fiduciary responsibilities to our clients.

5.	Reporting

It will be the responsibility of each Supervised Individual to disclose all political contributions to the Compliance Department within seven (7) days of making such a contribution. Such disclosures will be kept in the strictest confidence by the Compliance Department and will not be shared with others, unless subsequently required by regulation or law.

As a reminder, the Compliance Department sends quarterly emails to all Supervised Individuals discussing the disclosure of political contributions.

V.	GIFT (GIVING AND RECEIVING) POLICY

Firm policy, which follows FINRA rules, including Rule 3220, prohibits Reaves’ Supervised Individuals from giving or receiving any gift(s) that has an aggregated market value of over $100 to/from any one person or entity in any one year.

All business gifts, given or received, must be reported to the Firm’s Compliance Department within fourteen (14) calendar days. Reaves’ Gift Log is maintained by the Compliance Department.

This does not include a business dinner or other business entertainment where the paying party is also in attendance with the receiving party. In the event that the paying party does not attend, the entertainment will be deemed a gift and subject to this policy.

VI.	OUTSIDE BUSINESS/EMPLOYMENT ACTIVITIES POLICY

Firm policy, which follows FINRA Rule 3270, prohibits any Supervised Individual from being an employee, independent contractor, sole proprietor, officer, director or partner of another person, or being compensated, or having the reasonable expectation of compensation, from another person as a result of any business activity outside the scope of the relationship with Reaves, unless he or she has provided prior written notice to the firm. This includes owning any stock or having directly or indirectly, any financial interest in any other organization engaged in any securities, financial or kindred business.

As such, Supervised Individuals are required to obtain written approval from the Compliance Department before entering into any such activity. All such requests must be directed to the Compliance Department via email.

VII.	WHISTLEBLOWER AND ANTI-RETALIATION

1.	No Retaliation

If an employee suspects or becomes aware of illegal or unethical conduct by other Reaves personnel, or persons acting on Reaves’ behalf, it is the employee’s obligation to promptly report those circumstances as described herein. Any employee who conceals illegal or unethical conduct by another employee will be subject to disciplinary action.

Any report of illegal or unethical conduct will be promptly investigated, as appropriate, as determined by the Compliance Department and/or Chief Operating Officer.

You may raise these issues with confidence that your confidentiality will be maintained to the fullest extent possible, and that no retaliation will be permitted in connection with any legitimate concern that you raise in good faith.

2.	Reporting Concerns to the SEC and CFTC

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) created whistleblower programs for the Securities and Exchange Commission (“SEC”) and the Commodity Futures Trading Commission (“CFTC”). The whistleblower rules adopted under Dodd-Frank contain anti-retaliation provisions that protect whistleblowers.

While Reaves strongly encourages its employees to report any concerns internally, employees can contact the SEC or CFTC directly regarding any possible securities or commodities law violation that has occurred, is ongoing, or is about to occur, without fear of retaliation. To report a securities-related concern to the SEC, enter the whistleblower portal on the SEC’s website (www.sec.gov). To report a commodities-related concern to the CFTC, access the Consumer Protection-File Complaint or Report Suspicious Activities section of the CFTC’s website (www.cftc.gov).

1 Original Version Date: 7/18/11

Changes made on 1/26/21:

●	Document was reformatted for consistency
●	Updated the firm name to “Reaves Asset Management” or “Reaves” throughout the document
●	Clarified that the term “access persons” includes both employees and non-employee board directors. Directors of Reaves have always been considered “access persons” as defined in the SEC Rule 204A-1 and, as such, have always been subject to Reaves’ Code of Ethics.
●	Adjusted “Employee Trading Policy” to “Personal Trading Policy”
●	Removed references to the Firm’s broker-dealer activities throughout the document, which ended in April 2019 upon Reaves’ broker-dealer withdrawal.
●	Added Chief Operating Officer as an authorized person to preapprove employee trades
●	Updated Personal Trading Policy to remove references to NYSE and NASD rules and replaced them with the applicable FINRA rule
●	Updated FINRA Rule 3270 in the Outside Business/Employment Activities Policy
●	Adjusted the “Supplemental Employment Policy” title to “Outside Business/Employment Activities Policy” in Item VI

Changes made on 1/12/23:

●	Removed redundant language throughout the document
●	Defined “Supervised Individuals” as Reaves’ employees and other access persons
●	Clarified the prohibited against trading on material non-public information
●	Added language to require Supervised Individuals to allow electronic feeds from their brokerage accounts to our Personal Trading System.
●	Added language to require periodic reporting through our Personal Trading System
●	Added 529 Plans and Open-End Mutual Funds as securities that do not require preapproval from the Compliance Department
●	Clarified the specific requirements of both the Gift Policy and the Outside Business/Employment Activities Policy
●	Added Reaves’ Whistleblower and Anti-Retaliation Policy